Exhibit 99.B(j)(4)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust

We consent to the use of our reports dated February 27, 2009, incorporated herein by reference, to ING BlackRock Inflation Protected Bond Portfolio, ING Disciplined Small Cap Value Portfolio and ING Goldman Sachs Commodity Strategy Portfolio, each a series of ING Investors Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2009